News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Third Quarter 2013
Diluted Earnings per Share of $0.49

•	Record Company backlog of $7.4 billion

•	Subsea Technologies orders of $1.7 billion

•	Subsea Technologies revenue of $1.1 billion

HOUSTON, October 22, 2013 - FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2013 revenue of $1.7 billion, up 22 percent from the prior-year quarter. Diluted earnings per share were $0.49 compared to $0.41 in the prior-year quarter. The quarterly earnings included a charge related to the 2013 Multi Phase Meters earn-out adjustment of $8.5 million or $0.04 per share, compared to a $10.1 million or $0.04 per share charge in the prior- year quarter.
Total inbound orders were $2.4 billion and included $1.7 billion in Subsea Technologies orders. Backlog for the Company was $7.4 billion, including Subsea Technologies backlog of $6.5 billion.
“Subsea Technologies has achieved a record backlog of $6.5 billion as we inbounded $1.7 billion of awards in the third quarter,” said John Gremp, Chairman and CEO of FMC Technologies. “Although Subsea Technologies has delivered four consecutive quarters of greater than $1 billion of revenue, our margins for the quarter were disappointing. We are addressing the isolated causes of our shortfall and expect margins to improve going forward.”
“Surface Technologies results benefited from another solid quarter of performance in surface wellhead, and we expect to see strong results from this segment through the end of the year as the strength in international surface wellhead continues.”

Review of Operations - Third Quarter 2013

Subsea Technologies
Subsea Technologies third quarter revenue was $1.1 billion, up 20 percent from the prior-year quarter.
Subsea Technologies operating profit was up 10 percent from the prior-year quarter to $121.1 million as a result of volume growth.
Subsea Technologies inbound orders for the third quarter were $1.7 billion and backlog was $6.5 billion.

Surface Technologies
Surface Technologies third quarter revenue was $455.9 million, up 26 percent from the prior-year quarter driven by higher volume in surface wellhead and the addition of completion services, which more than offset the reduced fluid control sales.
Surface Technologies operating profit increased 30 percent from the prior-year quarter to $74.5 million driven by volume growth in surface wellhead.
Surface Technologies inbound orders for the third quarter were $477.0 million and backlog was $608.1 million.

Energy Infrastructure
Energy Infrastructure third quarter revenue was $152.4 million, up 15 percent from the prior-year quarter.
Energy Infrastructure operating profit increased 40 percent from the prior-year quarter to $17.9 million driven by improved performance in measurement solutions and separations systems.
Energy Infrastructure inbound orders for the third quarter were $166.2 million and backlog was $299.0 million.

Corporate Items
Corporate expense in the third quarter was $10.4 million, a decrease of $1.1 million from the prior-year quarter. Other revenue and other expense, net, decreased $2.2 million from the prior-year quarter to $27.1 million, which includes a charge of $8.5 million related to the earn-out associated with the acquisition of Multi Phase Meters.
The Company ended the quarter with net debt of $1.2 billion. Net interest expense was $8.2 million in the quarter.
The Company repurchased approximately 397,000 shares of common stock in the quarter, at an average cost of $55.19 per share.
Depreciation and amortization for the third quarter was $51.9 million, down $0.2 million from the sequential quarter. Capital expenditures for the third quarter were $80.8 million.
The Company recorded an effective tax rate of 30.9 percent for the third quarter.

Summary and Outlook
FMC Technologies reported third quarter diluted earnings per share of $0.49.
Total inbound orders of $2.4 billion in the third quarter included $1.7 billion in Subsea Technologies orders. The Company's backlog stands at $7.4 billion, including Subsea Technologies backlog of $6.5 billion.
The Company adjusted guidance for 2013 diluted earnings per share to a range of $2.00 to $2.10.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by FORTUNE® Magazine as the World’s Most Admired Oil and Gas Equipment, Service Company in 2012, the Company has approximately 19,000 employees and operates 30 production facilities in 16 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.
This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; deterioration in the future expected profitability or cash flows and its effect on our goodwill; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

FMC Technologies, Inc. will conduct its fourth quarter 2013 conference call at 9:00 a.m. ET on Friday, February 7, 2014. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012

Revenue	$1,724.5	$1,419.0	$5,078.4	$4,310.5
Costs and expenses	1,546.9	1,281.8	4,604.8	3,895.3
	177.6	137.2	473.6	415.2
Other income (expense), net	(0.2)	4.3	1.0	24.4
Income before net interest expense and income taxes	177.4	141.5	474.6	439.6
Net interest expense	(8.2)	(6.0)	(25.1)	(15.9)
Income before income taxes	169.2	135.5	449.5	423.7
Provision for income taxes	51.8	35.0	122.0	110.3
Net income	117.4	100.5	327.5	313.4
Net income attributable to noncontrolling interests	(1.4)	(1.6)	(3.9)	(3.8)
Net income attributable to FMC Technologies, Inc.	$116.0	$98.9	$323.6	$309.6

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.49	$0.41	$1.36	$1.29
Diluted	$0.49	$0.41	$1.35	$1.28
Weighted average shares outstanding:
Basic	238.2	239.5	238.4	239.9
Diluted	238.9	240.7	239.2	241.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Revenue
Subsea Technologies	$1,119.9	$929.8	$3,336.9	$2,772.3
Surface Technologies	455.9	362.8	1,317.8	1,154.4
Energy Infrastructure	152.4	132.4	444.6	406.5
Other revenue (1) and intercompany eliminations	(3.7)	(6.0)	(20.9)	(22.7)
	$1,724.5	$1,419.0	$5,078.4	$4,310.5

Income before income taxes

Segment operating profit
Subsea Technologies	$121.1	$110.4	$338.7	$286.4
Surface Technologies	74.5	57.5	189.1	219.7
Energy Infrastructure	17.9	12.8	51.7	40.0
Total segment operating profit	213.5	180.7	579.5	546.1

Corporate items
Corporate expense	(10.4)	(11.5)	(33.2)	(30.4)
Other revenue and other expense, net (1)	(27.1)	(29.3)	(75.6)	(79.9)
Net interest expense	(8.2)	(6.0)	(25.1)	(15.9)
Total corporate items	(45.7)	(46.8)	(133.9)	(126.2)

Income before income taxes attributable to FMC Technologies, Inc.	$167.8	$133.9	$445.6	$419.9

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2013	2012	2013	2012
Inbound Orders

Subsea Technologies	$1,728.7	$885.5	$5,485.1	$3,191.3
Surface Technologies	477.0	340.3	1,426.9	1,130.7
Energy Infrastructure	166.2	157.5	444.9	496.6
Intercompany eliminations and other	(3.9)	(5.7)	(29.6)	(6.4)
Total inbound orders	$2,368.0	$1,377.6	$7,327.3	$4,812.2

	September 30
	2013	2012
Order Backlog

Subsea Technologies	$6,467.5	$4,418.1
Surface Technologies	608.1	554.6
Energy Infrastructure	299.0	310.5
Intercompany eliminations	(8.9)	(1.0)
Total order backlog	$7,365.7	$5,282.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2013	December 31, 2012
	(Unaudited)

Cash and cash equivalents	$360.2	$342.1
Trade receivables, net	1,918.5	1,765.5
Inventories, net	1,051.4	965.1
Other current assets	585.2	415.6
Total current assets	3,915.3	3,488.3

Property, plant and equipment, net	1,324.9	1,243.5
Goodwill	585.1	597.7
Intangible assets, net	323.6	347.4
Investments	42.1	37.4
Other assets	233.9	188.6
Total assets	$6,424.9	$5,902.9

Short-term debt and current portion of long-term debt	$35.0	$60.4
Accounts payable, trade	653.8	664.2
Advance payments and progress billings	793.0	501.6
Other current liabilities	829.0	744.2
Total current liabilities	2,310.8	1,970.4

Long-term debt, less current portion	1,540.9	1,580.4
Other liabilities	472.5	498.9
FMC Technologies, Inc. stockholders' equity	2,082.9	1,836.9
Noncontrolling interest	17.8	16.3
Total liabilities and equity	$6,424.9	$5,902.9

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30
	2013	2012
Cash provided (required) by operating activities:
Net income	$327.5	$313.4
Depreciation and amortization	153.0	99.3
Trade accounts receivable, net	(218.3)	(191.6)
Inventories, net	(104.1)	(210.7)
Accounts payable, trade	4.0	(35.5)
Advance payments and progress billings	311.0	40.7
Other	(47.9)	(20.8)
Net cash provided (required) by operating activities	425.2	(5.2)

Cash provided (required) by investing activities:
Capital expenditures	(237.5)	(282.7)
Acquisitions, net of cash acquired	—	(328.6)
Other investing	2.3	(0.1)
Net cash required by investing activities	(235.2)	(611.4)

Cash provided (required) by financing activities:
Net increase (decrease) in debt	(64.0)	901.1
Purchase of stock held in treasury	(70.8)	(52.4)
Other financing	(35.5)	(11.5)
Net cash provided (required) by financing activities	(170.3)	837.2

Effect of changes in foreign exchange rates on cash and cash equivalents	(1.6)	1.6
Increase in cash and cash equivalents	18.1	222.2
Cash and cash equivalents, beginning of period	342.1	344.0
Cash and cash equivalents, end of period	$360.2	$566.2